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                                                      Exhibit 99





Analyst contact:
Dennis E. McDaniel
Vice President, Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com



For Immediate Release



                    OHIO CASUALTY CORPORATION ANNOUNCES
                          SHARE REPURCHASE PROGRAM


FAIRFIELD, OHIO, September 29, 2006 --- Ohio Casualty Corporation (NASDAQ:OCAS) today announced that its Board of Directors authorized the repurchase of up to $100 million of the Corporation's common stock, effective immediately. Purchases may be made in the open market or in privately negotiated transactions from time to time and will be funded from available working capital.

"We believe this is a positive action for our shareholders," notes Corporation President and Chief Executive Officer Dan R. Carmichael, CPCU. "It reflects the Corporation's strong capital position, significant financial flexibility and outlook for continued positive operating performance."

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty insurance companies that make up Ohio Casualty Group, collectively referred to as Consolidated Corporation. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 50th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2006). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.7 billion as of June 30, 2006.


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